Exhibit 10.2

EXECUTION COPY

ANCILLARY MASTER AGREEMENT

BY AND AMONG

ADIENT PLC,

ADIENT ASIA HOLDINGS CO., LTD.,

YANFENG ADIENT SEATING CO. LTD.

(延锋安道拓座椅有限公司),

YANFENG AUTOMOTIVE TRIM SYSTEMS COMPANY LTD.

(延锋汽车饰件系统有限公司 ),

AND

KEIPER SEATING MECHANISMS CO., LTD.

(恺博座椅机械部件有限公司 )

DATED AS OF MARCH 12, 2021

ARTICLE 10 MISCELLANEOUS		15

Section 10.1	Fees and Expenses	15

Section 10.2	Notices	15

i

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EXHIBITS

EXHIBIT A-1	FORM OF DIVIDEND AMENDMENT TO THE AMENDED AND RESTATED KEIPER SEATING JOINT VENTURE CONTRACT

EXHIBIT A-2	FORM OF DIVIDEND AMENDMENT TO THE KEIPER SEATING ARTICLES OF ASSOCIATION

EXHIBIT B-1	FORM OF BUSINESS SCOPE RELATED AMENDMENT TO THE AMENDED AND RESTATED KEIPER SEATING JOINT VENTURE CONTRACT

EXHIBIT B-2	FORM OF BUSINESS SCOPE RELATED AMENDMENT TO THE KEIPER SEATING ARTICLES OF ASSOCIATION

EXHIBIT C-1	FORM OF KEIPER SEATING ADIENT SUPPLY AGREEMENT

EXHIBIT C-2	FORM OF KEIPER SEATING YANFENG SUPPLY AGREEMENT

ANNEXES
ANNEX A	REGULATORY CONSENTS

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ANCILLARY MASTER AGREEMENT

This ANCILLARY MASTER AGREEMENT (this “Agreement”), dated as of March 12, 2021, is entered into by and among Adient plc, a corporation formed under the laws of Ireland with the address of its principal executive offices at 25-28 North Wall Quay, IFSC, Dublin 1, Ireland D01 H104 (“Adient”), Adient Asia Holdings Co., Ltd., a company formed under the laws of Hong Kong, with registered address at Unit 1812A, 18F., Exchange Tower, No. 33 Wang Chiu Road, Kowloon Bay, Kowloon, Hong Kong (“Adient Asia”), Yanfeng Adient Seating Co., Ltd. (延锋安道拓座椅有限公司), a joint venture formed under the laws of the P.R.C. with its registered address at No. 669 Kangan Road, Kangqiao Industrial Zone, Pudong, Shanghai, the P.R.C. (“YFAS”),Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司), a company formed under the laws of the P.R.C. with its registered address at No. 399, Liuzhou Road, Xuhui District, Shanghai, the P.R.C. (“Yanfeng”), and KEIPER Seating Mechanisms Co., Ltd. (恺博座椅机械部件有限公司) (f/k/a Adient Yanfeng Seating Mechanisms Co., Ltd. (延锋安道拓座椅机械件有限公司)), a joint venture formed under the laws of the P.R.C. with its registered address at 451 Dieqiao Road, Kangqiao Town, Pudong New Area, Shanghai, the P.R.C. (“KEIPER Seating”, and together with Adient, YFAS and Yanfeng, the “Parties”, and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to the term in Article 1 (Definitions).

RECITALS

WHEREAS, KEIPER Seating is a joint venture owned, directly or indirectly, by Yanfeng (50%) and Adient Asia (50%) and engaged in the business of developing, designing, engineering, manufacturing, assembling, servicing, supplying, distributing and selling seat mechanism products and their auxiliary functional parts primarily in the P.R.C.;

WHEREAS, the Parties have agreed to make (or cause their relevant Affiliates, as the case may be, to make) certain amendments to the Equity Joint Venture Contract in relation to the formation of KEIPER Seating, by and between Adient Asia and Yanfeng, dated as of January 31, 2020, as amended (the “Amended and Restated KEIPER Seating Joint Venture Contract”), and the Articles of Association of KEIPER Seating, dated as of September 9, 2013, as amended (the “KEIPER Seating Articles of Association”) to provide that (a) KEIPER Seating’s appointed directors and/or nominated senior management will be required to declare and pay annual dividend distributions of 100% of consolidated after-tax earnings as reflected in the consolidated audited financial statements of KEIPER Seating under the line-item “Net Profit Attributable to Equity Owners of the Company” (or its equivalent) for each fiscal year through December 31, 2023, with each annual dividend being paid on or prior to June 30th of the following year with respect to such prior fiscal year, with the last such required annual dividend being paid on or prior to June 30, 2024, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively (the “KEIPER Seating Dividend Amendments”) and (b) upon the closing of the earlier of the YFAT Sales and the YFM Sale, the business scope of KEIPER Seating will be modified to include the manufacture and sale of automotive seat trim products and the manufacture and sale of automotive micro-motors (each of such new business activities will be disregarded and deemed as if they were not included in the business scope of KEIPER Seating for the purpose of any non-compete or similar provisions relating to KEIPER Seating) and the employee qualification requirements will be modified in respect thereto, in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively (the “KEIPER Seating Business Scope Related Amendments”);

WHEREAS, YFAS and KEIPER Seating have agreed to the termination and repayment of the RMB 800 million KEIPER Seating entrusted loan (the “Existing KEIPER Seating Loan”) and that Yanfeng or its Affiliates will provide certain funding support to KEIPER Seating;

WHEREAS, Adient and KEIPER Seating have entered into a long-term supply arrangement with respect to certain Major Products (as defined in the Amended and Restated KEIPER Seating Joint Venture Contract) to be supplied by KEIPER Seating to Adient and its Affiliates and certain products to be supplied by Adient to KEIPER Seating by entering into an agreement in the form attached hereto as Exhibit C-1 (the “KEIPER Seating Adient Supply Agreement”) and Yanfeng and KEIPER Seating have entered into a long-term supply arrangement with respect to certain Major Products to be supplied by KEIPER Seating to Yanfeng and its Affiliates and certain products to be supplied by Yanfeng to KEIPER Seating by entering into an agreement in the form attached hereto as Exhibit C-2 (the “KEIPER Seating Yanfeng Supply Agreement” and together with the KEIPER Seating Adient Supply Agreement, the “KEIPER Seating Supply Arrangements”);

WHEREAS, simultaneous with the entry into this Agreement, Adient, Adient Asia, Yanfeng, YFAS, KEIPER Seating and Qiyue (Shanghai) Trading Co., Ltd. will enter into an agreement (the “Master Agreement”) providing for certain transactions including (i) the sale of YFAS’s equity interests in certain YFAS joint ventures and subsidiaries, by means of a Public Auction and (ii) the sale of Adient Asia’s equity interests in YFAS to Yanfeng (the “YFAS Sale”); and

WHEREAS, the Parties intend that the consummation of the KEIPER Seating Dividend Amendments, the KEIPER Seating Business Scope Related Amendments, KEIPER Seating Funding Support and KEIPER Seating Supply Arrangements will occur as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms have the respective meanings set forth below.

“Adient” has the meaning specified in the introductory paragraph to this Agreement.

“Adient Asia” has the meaning specified in the introductory paragraph to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, now or in the future (unless the context otherwise requires), directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that a Person shall only be considered to be an Affiliate of another Person during the period that such relationship of control exists. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for the purposes of this definition, a relationship of “control” shall be deemed not to exist between Adient or any of its Subsidiaries, on the one hand, and any of Yanfeng and KEIPER Seating, or any of their respective Subsidiaries, on the other hand; provided, further, that, a Person shall not be an Affiliate of another Person solely by virtue of their being under the common control of a P.R.C. Governmental Body. For the avoidance of doubt, with respect to Yanfeng, Huayu Automotive Systems Co., Ltd. and SAIC Motor Corporation Limited are both Affiliates under this Agreement.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Amended and Restated KEIPER Seating Joint Venture Contract” has the meaning specified in the Recitals.

“Arbitration Rules” has the meaning specified in Section 10.9(c).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York (New York) are authorized or required by Law to be closed or any statutory public holiday in Hong Kong Special Administrative Region or Shanghai (the P.R.C.). Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Scope Related Amendment to the Amended and Restated KEIPER Seating Joint Venture Contract” has the meaning set forth in Section 2.2.

“Business Scope Related Amendment to the KEIPER Seating Articles of Association” has the meaning set forth in Section 2.2.

“Closing” has the meaning specified in Section 3.1.

“Confidentiality Agreement” means the Confidentiality Agreement by and among Adient, Yanfeng and YFAS, dated October 21, 2020, as amended, including the joinder to such Confidentiality Agreement of KEIPER Seating.

“Consent” means any approval, authorization, consent, registration, filing, ratification, permission, certificate, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof).

“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Definitive Agreements” means, collectively, the KEIPER Seating Dividend Amendments, KEIPER Seating Adient Supply Agreement, KEIPER Seating Yanfeng Supply Agreement and the KEIPER Seating Business Scope Related Amendments.

“Dispute” has the meaning specified in Section 10.9(b).

“Dividend Amendment to the Amended and Restated KEIPER Seating Joint Venture Contract” has the meaning specified in Section 2.1.

“Dividend Amendment to the KEIPER Seating Articles of Association” has the meaning specified in Section 2.1.

“Existing KEIPER Seating Loan” has the meaning specified in the Recitals.

“Governmental Body” means (i) any supra national, national, state, municipal or local government (including any legislature, subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body, including any court, tribunal, commission or regulatory or self-regulatory body (including any securities exchange), exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union; and (ii) any public international organization.

“HKIAC” has the meaning specified in Section 10.9(c).

“Initial Disclosures” has the meaning specified in Section 6.1.

“KEIPER Seating” has the meaning specified in the introductory paragraph to this Agreement.

“KEIPER Seating Adient Supply Agreement” has the meaning specified in the Recitals.

“KEIPER Seating Articles of Association” has the meaning specified in the Recitals.

“KEIPER Seating Funding Support” has the meaning specified in Section 2.3(b).

“KEIPER Seating Business Scope Related Amendments” has the meaning specified in the Recitals.

“KEIPER Seating Dividend Amendments” has the meaning specified in the Recitals.

“KEIPER Seating Supply Arrangements” has the meaning specified in the Recitals.

“KEIPER Seating Yanfeng Supply Agreement” has the meaning specified in the Recitals.

“Law” means any law, statute, code, rule or regulation enacted by any Governmental Body.

“Legal Proceeding” means any claim, action, suit or proceeding before any Governmental Body.

“Master Agreement” has the meaning specified in the Recitals.

“Notice of Arbitration” means the notice submitted by the Party initiating the arbitration to HKIAC and each other Party in accordance with Article 4 of the Arbitration Rules.

“Order” means any judgment, order or decree of any Governmental Body.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Party” and “Parties” has the meaning specified in the introductory paragraph to this Agreement.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“Public Auction” has the meaning specified in the Master Agreement.

“P.R.C.” means the People’s Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macau and Taiwan.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) now or in the future (unless the context otherwise requires) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person; provided that a corporation, entity or other organization shall only be considered a Subsidiary of the applicable Person during the period that the foregoing relationship as described in clauses (i) or (ii) of this definition, as applicable, exists.

“Tax Authority” has the meaning specified in Section 7.1.

“Transaction Taxes” has the meaning specified in Section 7.2.

“Transactions” means the KEIPER Seating Dividend Amendments, KEIPER Seating Business Scope Related Amendments, KEIPER Seating Funding Support and KEIPER Seating Supply Arrangements, each on the terms and subject to the conditions set forth in this Agreement and the relevant Definitive Agreements.

“VAT” has the meaning specified in Section 7.2.

“Yanfeng” has the meaning specified in the introductory paragraph to this Agreement.

“YFAS” has the meaning specified in the introductory paragraph to this Agreement.

“YFAS Sale” has the meaning specified in the Recitals.

“YFAS Sale Closing” has the meaning specified in the Master Agreement.

“YFAT” means Nantong Yanfeng Adient Seating Trim Co., Ltd. (南通延锋安道拓座椅面套有限公司).

“YFAT Sales” means the transfer and sale of YFAS’s and Adient Asia’s equity interests in YFAT to KEIPER Seating.

“YFM” means Yanfeng Adient Founder Motor Co., Ltd. (延锋安道拓方德电机有限公司).

“YFM Sale” means the transfer and sale of YFAS’s equity interests in YFM to KEIPER Seating.

Section 1.2 Interpretation; Construction.

(a) The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Annexes and Exhibits to this Agreement. The Annexes and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b) For purposes of this Agreement: (i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “U.S. Dollars” and “U.S.$” shall mean United States Dollars, “RMB” shall mean Renminbi, currency of the P.R.C.; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and (xi) a reference to any P.R.C. governmental authority or department shall include such authority or department at central, provincial, municipal and other levels and their successor authority or department.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

ARTICLE 2

TRANSACTIONS

Section 2.1 KEIPER Seating Dividend Amendments. In order to implement the KEIPER Seating Dividend Amendments, Adient Asia, Yanfeng and KEIPER Seating (i) concurrently with the entry into Agreement have entered into an amendment to the Amended and Restated KEIPER Seating Joint Venture Contract (the “Dividend Amendment to the Amended and Restated KEIPER Seating Joint Venture Contract”) and (ii) as part of the relevant Closing step set forth in Article 3, shall enter into an amendment to the KEIPER Seating Articles of Association (the “Dividend Amendment to the KEIPER Seating Articles of Association”), each of which shall become effective as part of the relevant Closing step set forth in Article 3, upon and subject to the terms and conditions set forth therein. As part of the relevant Closing step set forth in Article 3, Adient Asia, Yanfeng and KEIPER Seating shall prepare and execute any documentation which is required for the filing of the KEIPER Seating Dividend Amendments with any relevant competent Governmental Body and make such filings.

Section 2.2 KEIPER Seating Business Scope Related Amendments. In order to implement the KEIPER Seating Business Scope Related Amendments, Adient Asia, Yanfeng and KEIPER Seating (i) shall enter into an amendment to the Amended and Restated KEIPER Seating Joint Venture Contract as soon as possible (the “Business Scope Related Amendment to the Amended and Restated KEIPER Seating Joint Venture Contract”) and (ii) as part of the relevant Closing step set forth in Article 3, shall enter into an amendment to the KEIPER Seating Articles of Association (the “Business Scope Related Amendment to the KEIPER Seating Articles of Association”), each of which shall become effective as part of the relevant Closing step set forth in Article 3, upon and subject to the terms and conditions set forth therein. As part of the relevant Closing step set forth in Article 3, Adient Asia, Yanfeng and KEIPER Seating shall prepare and execute any documentation which is required for the filing of the KEIPER Seating Business Scope Related Amendments with any relevant competent Governmental Body and make such filings.

Section 2.3 KEIPER Funding Support Arrangement(a) .

(a) YFAS and KEIPER Seating have agreed that prior to or on the date of the YFAS Sale Closing, the Existing KEIPER Seating Loan shall be terminated and shall be repaid in accordance with the last sentence of Section 2.3(b).

(b) Prior to the termination of the Existing KEIPER Seating Loan, YFAS shall seek to facilitate and arrange a preferential loan from SAIC Financing Company or others. In the event that such a preferential loan is not available or the amount of which is insufficient, YFAS shall facilitate and arrange the working capital relief and/or other arrangements to KEIPER Seating. Any arrangement set forth in this clause (b), if so facilitated and arranged , shall remain available through June 30, 2026 to achieve substantially the similar cashflow effect as if the Existing KEIPER Seating Loan was not terminated (the “KEIPER Seating Funding Support”). KEIPER Seating shall immediately use funds received or deemed received as a result of or due to the KEIPER Seating Funding Support to repay the same amount outstanding under the Existing KEIPER Seating Loan.

Section 2.4 KEIPER Seating Supply Arrangements. (i) Adient and KEIPER Seating shall, concurrently with the entry into this Agreement, enter into the KEIPER Seating Adient Supply Agreement and the KEIPER Seating Adient Supply Agreement shall become effective as of the date hereof and (ii) Yanfeng and KEIPER Seating shall, concurrently with the entry into this Agreement, enter into the KEIPER Seating Yanfeng Supply Agreement and the KEIPER Seating Yanfeng Supply Agreement shall become effective as of the date hereof.

ARTICLE 3

CLOSING

Section 3.1 Closing. Each of the Parties shall, and shall cause its controlled Affiliates to, take all actions necessary to complete the Transactions as set forth below (each a “Closing”):

(a) YFAS Sale-Related Closing Transactions. On the same Business Day as, and simultaneous with and subject to the YFAS Sale Closing and if the conditions set forth in Section 8.1 and all the conditions in Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing of a Transaction, but subject to the satisfaction or waiver of those conditions), the Closing of each Transaction set forth in this Section 3.1(a)(a) shall occur (for the avoidance of doubt, the following are not cross-conditioned on each other and can occur in any order):

(i) the KEIPER Seating Funding Support shall become effective;

(ii) the relevant Parties (or their relevant Affiliates) shall (1) enter into the Dividend Amendment to the KEIPER Seating Articles of Association, (2) the Dividend Amendment to the Amended and Restated KEIPER Seating Joint Venture Contract and the Dividend Amendment to the KEIPER Seating Articles of Association shall become effective and (3) promptly thereafter the relevant Parties (or their respective relevant Affiliates) shall make any filings with any Governmental Bodies in the P.R.C. required in connection therewith.

(b) YFAT Sales-Related Closing Transactions. Subject to the YFM Sale or YFAT Sales, and on the same Business Day and simultaneous with the earlier of (i) the closing date of YFM Sale; and (ii) the closing date of YFAT Sales as set out in their respective equity transfer agreement, Adient Asia and Yanfeng shall (1) enter into the Business Scope Related Amendment to the KEIPER Seating Articles of Association, (2) enter into the Business Scope Related Amendment to the Amended and Restated KEIPER Seating Joint Venture Contract and the Business Scope Related Amendment to the KEIPER Seating Articles of Association shall become effective and (3) promptly thereafter, the relevant Parties (or their relevant Affiliates) shall make any filings with any Governmental Bodies in the P.R.C. required in connection therewith.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Parties, as of the date hereof and as of each relevant closing, as follows:

(a) Organization. Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to enter into and perform its obligations under this Agreement and the Definitive Agreements to which it is a party.

(b) Due Authorization. The execution, delivery and performance of this Agreement and the Definitive Agreements to which it is a party has been duly authorized by all necessary action on the part of such Party, and each of this Agreement and the Definitive Agreements to which it is a party is (or, at the time it is entered into, will be) a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Consents. Other than as set forth on Annex A hereto, no expirations of waiting periods under applicable antitrust laws and no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Body by such Party in connection with the execution and delivery by such Party of this Agreement and the Definitive Agreements to which it is a party or the consummation of the Transactions contemplated by this Agreement and the Definitive Agreements.

(d) No Violation or Breach. The execution, delivery and performance by such Party of this Agreement and the Definitive Agreements to which it is a Party does not constitute (i) a violation of any provision of the Organizational Documents of such Party, (ii) a violation of any applicable Law to which such Party is subject or (iii) a breach of any material Contract to which such Party is a party, except in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement and the Definitive Agreements to which it is a Party.

(e) Litigation. No Legal Proceeding brought by any Governmental Body is pending or, to the knowledge of such Party, threatened against such Party or any of its Affiliates that (i) challenges or seeks to prevent, enjoin or otherwise delay any of the Transactions contemplated by this Agreement or the Definitive Agreements or (ii) would otherwise reasonably be expected to have a material adverse effect on the ability of such Party to exercise its rights or perform its obligations under this Agreement or the Definitive Agreements.

(f) No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 and any representations and warranties expressly set forth in the Definitive Agreements to which it is a party, neither such Party nor any other Person makes any other express or implied representation or warranty on behalf of such Party.

ARTICLE 5

REGULATORY APPROVALS; OTHER COVENANTS

Section 5.1 Reasonable Best Efforts.

(a) Each of the Parties shall cooperate and use its respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent hereunder, including securing as promptly as practicable all Consents required in connection with the Transactions contemplated by this Agreement and the Definitive Agreements, including those set forth on Annex A hereto. Without limiting the generality of the foregoing, the Parties shall make all filings and submissions required by any applicable Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor.

(b) Adient Asia and Yanfeng shall respectively cause its appointed directors and/or nominated senior management of KEIPER Seating to adopt necessary resolutions to approve the KEIPER Seating Dividend Amendments, the KEIPER Seating Business Scope Related Amendments, the KEIPER Seating Funding Support, the KEIPER Seating Adient Supply Agreement and KEIPER Seating Yanfeng Supply Agreement (in each case, as needed) in accordance with the KEIPER Seating Articles of Association.

(c) The Parties shall cooperate with one another and shall furnish to the other Parties all information necessary or desirable in connection with making any application or filing under any applicable Laws, and in connection with resolving any investigation or other inquiry by any Governmental Body under any applicable Laws with respect to the Transactions contemplated by this Agreement or the Definitive Agreements. Each of the Parties shall promptly inform all other relevant Parties of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Body regarding any such filings or any such Transaction (including, to the extent not prohibited by applicable Law, by providing copies of all such written communications from any Governmental Body); provided that none of the Parties shall agree to or enter into any such understanding, undertaking or agreement with any Governmental Body without the other Parties’ prior written consent. None of the Parties shall participate in any meeting or telephone call (to the extent such call is reasonably expected to be substantive in nature) with any Governmental Body in respect of any such filings, investigation or other inquiry without giving all other Parties reasonable prior notice of, and the opportunity to participate in, the meeting or telephone call (as the case may be). The Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to any applicable Laws (including, with respect to making a particular filing, by providing copies of all such documents to any non-filing Party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested by such non-filing Party in connection therewith).

Section 5.2 KEIPER Seating Dividend Resolutions. For each fiscal year, beginning with the fiscal year ending December 31, 2021 through the fiscal year ending December 31, 2023, each of Adient Asia and Yanfeng shall, on or prior to June 30th of the following fiscal year, cause their respective directors appointed by Adient Asia and Yanfeng to the board of directors of KEIPER Seating to cast affirmative votes for, and sign, the relevant KEIPER Seating board resolutions, as specified in the KEIPER Seating Dividend Amendments, to declare and pay dividend distributions of 100% of KEIPER Seating’s consolidated after-tax earnings as reflected in the consolidated audited financial statements of KEIPER Seating under the line-item “Net Profit Attributable to Equity Owners of the Company” (or its equivalent).

Section 5.3 Further Assurances. On the terms and subject to the conditions set forth herein, the Parties shall cooperate with each other and use (and cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, as promptly as practicable, reasonably necessary, proper or advisable on their part under this Agreement, the Definitive Agreements and applicable Law: including (i) to undertake and complete the actions and consummate all of the Transactions contemplated by this Agreement (including entry into and consummation of the Definitive Agreements) and (ii) subject to Section 5.1, to prepare and file as promptly as reasonably practicable all documentation to effect all necessary filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations, necessary or advisable to be obtained in order to comply with the terms hereof.

Section 5.4 Survival; Limitation on Liability.

(a) The representations and warranties of the Parties contained in Article 4 shall survive the completion of the Closing for a period of twelve (12) months. The covenants of the Parties contained herein shall survive until the date that is six (6) months after the completion of the Closing or for any other period explicitly specified therein. Any claim or suit for breach of any representation, warranty, or covenant must be brought and made prior to the expiration of the applicable survival term set forth in this Section 5.4.

(b) NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND SUBJECT TO ANY PROVISIONS TO THE CONTRARY IN ANY DEFINITIVE AGREEMENT, AND EXCEPT FOR ANY BREACH OF SECTION 6.2, NO PERSON SHALL BE ENTITLED TO RECOVER FROM ANY PARTY ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR BRAND VALUE, DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF BUSINESS VALUATION MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, EXCEPT AS REIMBURSEMENT TO THE EXTENT SUCH DAMAGES ARE AWARDED BY A COURT OF COMPETENT JURISDICTION TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM; PROVIDED, HOWEVER, THAT THE LIMITATIONS ON A PARTY’S LIABILITY SET FORTH IN THIS Section 5.4 SHALL NOT APPLY IN CASE OF SUCH PARTY’S FRAUD, WILLFUL MISCONDUCT IN THE PERFORMANCE OF THIS AGREEMENT OR ANY DEFINITIVE AGREEMENT OR WILLFUL BREACH OF THIS AGREEMENT OR ANY DEFINITIVE AGREEMENT.

ARTICLE 6

PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY

Section 6.1 Public Announcements. Each of Adient and Yanfeng will issue an initial press release regarding the Transactions as part of the press release issued in connection with the Master Agreement and other agreements entered into by the Parties and Adient will issue a Current Report on Form 8-K under the Securities Exchange Act of 1934 and Huayu Automotive Systems Co., Ltd. will make an announcement under the applicable listing rules, in each case, describing the Transactions and filing this Agreement (collectively, the “Initial Disclosures”); and each of Adient and Yanfeng will issue a press release at the Closing in connection with the Transactions contemplated herein as part of the press release in connection with the closing of the transactions under the Master Agreement; provided that Adient and Yanfeng shall have provided each other with a draft of such initial press release and a reasonable opportunity to review and comment on such press release prior to its issuance (it being understood that each of Adient and Yanfeng shall consider and make a good faith effort to reflect the other Party’s comments). Except as otherwise expressly contemplated by this Agreement or the Definitive Agreements, none of the Parties (nor any of their respective Affiliates) shall issue any other press release or otherwise make any public statements or disclosure with respect to the execution or performance of this Agreement or to the Transactions contemplated hereby or by the Definitive Agreements without the prior written consent of the other Parties; provided, however, that, notwithstanding anything to the contrary in this Agreement or the Definitive Agreements, none of the Parties shall be restrained from making such disclosure as may be required by Law or by the listing agreement with or regulations of any stock exchange (in which case the Party seeking to make such disclosure shall promptly notify the other Parties thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued); provided, further, that each Party may make public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with the Initial Disclosures or other previous public statements, disclosures or communications made by the Parties or to the extent that they have been reviewed and previously approved by all of the Parties.

Section 6.2 Confidentiality. Subject to the requirements of applicable Law, each Party acknowledges that this Agreement, the Definitive Agreements and the information provided to it and its Representatives in connection with this Agreement, the Definitive Agreements and the Transactions contemplated hereby and thereby are subject to the terms of the Confidentiality Agreement, which shall be deemed incorporated herein by reference as if set forth herein.

ARTICLE 7

TAX MATTERS

Section 7.1 Withholding Taxes. (a) To the extent that Yanfeng, YFAS or any of their Affiliates is required to withhold taxes with respect to any payment to Adient, Adient Asia or any of their Affiliates under this Agreement or any Definitive Agreement, then (i) Yanfeng, YFAS or their Affiliates shall promptly notify Adient, Adient Asia or their Affiliates of the need to withhold such taxes with respect to such payment, and (ii) the Parties shall use commercially reasonable efforts to reduce such taxes; provided that, Yanfeng, YFAS or any of their Affiliates may not withhold or deduct any taxes unless and until the relevant tax Governmental Body in the P.R.C. (the “Tax Authority”) has determined, after completion of the tax recordal and assessment process, any transactions covered in this Agreement or any Definitive Agreement has resulted in a gain or income subject to tax.

(b) Yanfeng, YFAS or any of their Affiliates shall promptly provide the tax payment certificates and other relevant supporting documents (including, but not limited to, the completed tax recordal forms) for any such claim made by them or their Affiliates to Adient, Adient Asia or their Affiliates. Adient, Adient Asia or their Affiliates may participate in any discussion or negotiation related to any assessments or enquiries from the Tax Authority. Adient Asia and Yanfeng shall cooperate fully to provide the necessary supporting documents to the Tax Authority in order to complete the tax assessment process.

Section 7.2 Transaction Taxes. Except to the extent expressly provided otherwise in any Definitive Agreement, KEIPER Seating, Yanfeng, YFAS or their Affiliates and Adient, Adient Asia or their Affiliates shall each bear all transaction taxes applicable to them, including value added tax (“VAT”), sales and use taxes, local levies, stamp duties, customs, tariffs and other government-imposed transactional charges, in each case, if and to the extent applicable (“Transaction Taxes”) on any transactions contemplated by this Agreement or any Definitive Agreement. Each Party shall use reasonable best efforts to avail itself of any available exemptions from any Transaction Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of All Parties. The obligations of the Parties to effect a Closing of a Transaction are subject to the satisfaction (or waiver) on or prior to the Closing of the following conditions and of each condition to closing set forth in a Definitive Agreement which is required prior to any Closing:

(a) Conditions to all Closings

(i) Regulatory Consents. All documents and materials required to be submitted, filed, executed or otherwise delivered related to the Consents set forth in Annex A shall have been collected or obtained such that the filings to be made pursuant to Section 3.1(a)(ii)(3) and
Section 3.1(b)(ii)(3) can be made as promptly as practicable.

(ii) No Prohibition. No Law or Order shall be in effect prohibiting the Transactions.

Section 8.2 Conditions to the Obligations of Each Party. The obligation of each Party to effect each relevant Closing is subject to the satisfaction (or waiver) on or prior to the relevant Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of each other Party in this Agreement and the relevant Definitive Agreement shall be true and correct in all material respects as of the relevant Closing.

(b) Covenants. Each of the covenants and agreements of each other Party to be performed on or prior to the relevant Closing pursuant to this Agreement or the relevant Definitive Agreements shall have been duly performed in all material respects.

(c) Definitive Agreements. Each other Party shall have executed and delivered each Definitive Agreement to which it is a party and which is required to be executed on or prior to the relevant Closing.

Section 8.3 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such Party’s failure or the failure of any of its Affiliates to act in good faith or to use reasonable best efforts to cause the relevant Closing to occur. Each Party shall ensure that the directors appointed by such Party to the board of directors of either YFAS or KEIPER Seating, shall not or shall refrain from, taking any action that would result in a failure of the conditions set forth in this Article 8.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the YFAS Sale Closing by either Adient or Yanfeng, if the Master Agreement has been terminated in accordance with the terms therein.

Section 9.2 Effect of Termination.

(a) If this Agreement is terminated and the Transactions contemplated hereby are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect and there shall be no liability or obligation on the part of any Party, its Affiliates and their respective Representatives under or with respect to this Agreement or any of the Definitive Agreements, except for the provisions of (i) Article 6 (Public Announcements; Confidentiality), (ii) this Section 9.2 (Effect of Termination), (iii) Article 10 (Miscellaneous) and (iv) and all provisions in Article 1 (Definitions) applicable to the foregoing provisions in this clause (a), which shall survive the termination of this Agreement. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and provisions of this Agreement or the Definitive Agreements or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(b) If this Agreement is terminated and the Transactions contemplated hereby are abandoned as described in Section 9.1, (i) each Party shall return to any other relevant Party all documents and other materials received from such other Party, in each case relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof; and (ii) if and to the extent any Transactions have been implemented or completed prior to any such termination of this Agreement, the Parties shall cooperate with each other and take or cause to be taken all actions, and do or cause to be done all things, as promptly as practicable, reasonably necessary, proper or advisable on their part under this Agreement, the Definitive Agreements and applicable Law to unwind any such Transactions, including that each Party shall return to any other relevant Party all payment from whom it received according to provisions set forth herein.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions contemplated herein are consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement, the Definitive Agreements and the Transactions contemplated hereby and thereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party prior to such termination.

Section 10.2 Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by an internationally recognized overnight courier, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 10.2):

If to Yanfeng:             Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:       jianxu.jia@yanfeng.com

Attention: General Manager

with a copy (which shall not constitute notice) to:

No. 399, Liuzhou Road

Shanghai, China

Email:       canhua.yang@yanfeng.com

Attention: Legal Department

If to Adient or Adient Asia:             c/o Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Email:       co-general.counsel@adient.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention: Audra D. Cohen

Email:        cohena@sullcrom.com

Fangda Partners

288 Shi Men Yi Road

Shanghai, China

Attention: Andrew Zhang

Email:        andrew.zhang@fangdalaw.com

If to YFAS:                 Yanfeng Adient Seating Co., Ltd. (延锋安道拓座椅有限公司)

c/o Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:       jianxu.jia@yanfeng.com

Attention: Chairman

with a copy (which shall not constitute notice) to:

Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Email: co-general.counsel@adient.com

Attention: General Counsel

and

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention: Audra D. Cohen

Email:        cohena@sullcrom.com

and

Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件 系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:       canhua.yang@yanfeng.com

Attention: Legal Department

If to KEIPER Seating: KEIPER Seating Mechanisms Co., Ltd. (恺博座椅机械部件有限公司)

c/o Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:       jianxu.jia@yanfeng.com

Attention: Chairman

with a copy (which shall not constitute notice) to:

Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Email: co-general.counsel@adient.com

Attention: General Counsel

and

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention: Audra D. Cohen

Email:        cohena@sullcrom.com

and

Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:       canhua.yang@yanfeng.com

Attention: Legal Department

Section 10.3 Entire Agreement. This Agreement together with the Confidentiality Agreement, the Definitive Agreements, the Master Agreement and the equity transfer agreements in connection with the YFAT Sales and the YFAS Sale constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.4 Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

Section 10.5 Waivers. Any Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or (c) waive compliance by any other Party with any of the agreements or conditions contained herein; provided that, any such waiver shall only be effective against the Party giving it. No waiver, consent or agreement by any Party with respect to any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving, consenting or agreeing. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any purported assignment or delegation in contravention of this Section 10.8 shall be null and void and of no force and effect. Subject to the preceding sentences of this Section 10.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or (except if and to the extent expressly provided otherwise in any Definitive Agreement) any of the Transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of Hong Kong without giving effect to any choice or conflict of law provision or rule (whether of Hong Kong or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of Hong Kong.

(b) The Parties agree to negotiate in good faith to resolve any dispute, controversy, difference or claim among them arising out of, relating to, or concerning the negotiation, execution or performance of this Agreement or (except if and to the extent expressly provided otherwise in any Definitive Agreement) any of the Transactions contemplated hereby (including its existence, validity or termination) (the “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all Parties within sixty (60) days, Section 10.9(c) shall apply.

(c) Each of the Parties irrevocably (i) agrees that any Dispute arising out of, relating to, or concerning the negotiation, execution or performance of this Agreement or (except if and to the extent expressly provided otherwise in any Definitive Agreement) any of the Transactions contemplated hereby (whether sounding in contract, tort, common or statutory law, equity or otherwise), shall be referred to and resolved by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time the Notice of Arbitration is submitted (“Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice Hong Kong Law. The arbitration shall be conducted in English and Chinese. The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. To the extent permitted by applicable Law, the Parties waive their right to any form of appeal of any award. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable counsel fees and expenses. The Parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions and specific performance.

Section 10.10 Specific Performance. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, each other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

Section 10.11 Export Control. Each of KEIPER Seating, Yanfeng, Adient Asia and Adient acknowledges that technical data provided in connection with this Agreement may be subject to export control laws and regulations of the United States of America and/or the P.R.C and agrees to comply with these laws and regulations to the extent applicable to it, including obtaining any required government authorizations required for the export, re-export, transfer and use of the technical data and the direct product thereof.

Section 10.12 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 10.13 Languages. This Agreement shall be written in the Chinese and English languages. The Chinese version and the English version shall have equal force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADIENT PLC

By:	/s/ Jeffrey Stafeil
Name: Jeffrey Stafeil
Title: Executive Vice President and Chief Financial Officer

ADIENT ASIA HOLDINGS CO., LTD.

By:	/s/ Wong Kwok Wing
Name: Wong Kwok Wing
Title: Chairman

YANFENG ADIENT SEATING CO., LTD. (延锋安道拓座椅有限公司)

By:	/s/ Jianxu Jia
Name: Jianxu Jia
Title: Chairman

YANFENG AUTOMOTIVE TRIM SYSTEMS COMPANY LTD. (延锋汽车饰件系统有限公司)

By:	/s/ Jianxu Jia
Name: Jianxu Jia
Title: Authorized Representative

KEIPER SEATING MECHANISMS CO., LTD. (恺博座椅机械部件有限公司)

By:	/s/ Jianxu Jia
Name: Jianxu Jia
Title: Chairman